Exhibit 23.7

CONSENT OF QUALIFIED PERSON

I, Kevin Francis, in connection with U.S. Gold Corp’s Annual Report on Form 10-K and any amendments and/or exhibits thereto (collectively, the “Form 10-K”), consent to:

●	the incorporation by reference and use of the technical report summary titled “Technical Report Summary CK Gold Project” (the “Technical Report Summary”), with an effective date of February 10, 2025, that was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission (SEC), as an exhibit to and referenced in the Form 10-K or any amendment thereto;

●	the use of and references to my name, including my status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the SEC), in connection with the Form 10-K and any such Technical Report Summary; and

●	any extracts from or a summary of the Technical Report Summary included or incorporated by reference in the Form 10-K and the use of information derived, summarized, quoted or referenced from the Technical Report Summary, or portions thereof, that was prepared by me, that I supervised the preparation of and/or that was reviewed and approved by me, that is included or incorporated by reference in the Form 10-K or any amendment thereto.

I am a qualified person responsible for authoring, and this consent pertains to, Sections 3, 4, 5, 6, 7, 8, 15.1.1, 15.3.1, 15.5.2, 16, 17.1, 17.1.1, 17.1.2, 17.1.3, 17.1.4, 17.2, 17.2.1, 17.2.2, 17.2.3,17.2.3.1, 17.2.3.4, 17.2.3.5, 17.3, 17.4, 17.5, 17.6, 17.7 and 20 of the Technical Report Summary.

Dated July 29, 2025

/s/ Kevin Francis
Name:	Name: Kevin Francis, SME-RM
Title:	Vice President, U.S. Gold Corp